Exhibit 4.1

CREDIT AGREEMENT
Dated as of September 1, 2006
Among
OTTER TAIL CORPORATION,
dba OTTER TAIL POWER COMPANY
and
U.S. BANK NATIONAL ASSOCIATION

CREDIT AGREEMENT
(OTTER TAIL POWER COMPANY)
     THIS CREDIT AGREEMENT, dated as of September 1, 2006, is by and between OTTER TAIL CORPORATION, dba OTTER TAIL POWER COMPANY, a Minnesota corporation (the “Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, (the “Bank”).
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
     Section 1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):
     “Adverse Event” means the occurrence of any event that could have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower or on the ability of the Borrower to perform its obligations under the Loan Documents.
     “Agreement” means this Credit Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.
     “Applicable Facility Fee Rate; Applicable Margin” means the percentages set forth below, determined based on the applicable Level:

	Applicable Margin		Applicable
	LIBOR Rate	Prime Rate	Facility
Level:	Loans*	Loans	Fee Rate
Level I:	0.325%	0.0%	0.100%
Level II:	0.400%	0.0%	0.125%
Level III:	0.550%	0.0%	0.150%
Level IV	0.650%	0.0%	0.175%
Level V	0.750%	0.0%	0.200%
Level VI	1.000%	0.0%	0.250%

*	This Applicable Margin also applies to Daily Reset LIBOR Rate Loans.

The Applicable Facility Fee Rate and Applicable Margin shall be those shown for Level II as of the date of this Agreement. The Applicable Facility Fee Rate and Applicable Margin shall be adjusted ten (10) Business Days after any change in ratings that would require such adjustment. For purposes of the foregoing, the Levels shall be defined and determined as follows:
Level I shall apply if the Borrower’s Long Term Debt Rating is A or better (S&P) or A2 or better (Moody’s) but no numerically lower Level applies.
Level II shall apply if the Borrower’s Long Term Debt Rating is A- or better (S&P) or A3 or better (Moody’s) but no numerically lower Level applies.
Level III shall apply if the Borrower’s Long Term Debt Rating is BBB+ (S&P) or Baa1 (Moody’s) but no numerically lower Level applies.
Level IV shall apply if the Borrower’s Long Term Debt Rating is BBB (S&P) or Baa2 (Moody’s) but no numerically lower Level applies.
Level V shall apply if the Borrower’s Long Term Debt Rating is BBB- (S&P) or Baa3 (Moody’s) but no numerically lower Level applies.
Level VI shall apply if the Borrower’s Long Term Debt Rating is below BBB- (S&P) or Baa3 (Moody’s).
In the event of a split rating (i.e., Long Term Debt Ratings by S&P and Moody’s that would not be in the same Level), the Level shall be based on the higher Long Term Debt Rating unless the ratings are more than one Level apart, in which case the Level would be based on the Long Term Debt Rating one Level lower than the higher of the two Long Term Debt Ratings.
     “Business Day” means any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota.
     “Capital Expenditure” means any amount debited to the fixed asset account on the consolidated balance sheet of the Borrower in respect of (a) the acquisition (including, without limitation, acquisition by entry into a Capitalized Lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, and (b) to the extent related to and not included in (a) above, materials, contract labor and direct labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP).
     “Capitalized Lease” means any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.

     “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.
     “Commitment” means the maximum unpaid principal amount of the Loans which may from time to time be outstanding hereunder, being initially $25,000,000, as the same may be reduced from time to time pursuant to Section 4.3, and, as the context may require, the agreement of the Bank to make Loans to the Borrower subject to the terms and conditions of this Agreement up to its Commitment.
     “Compliance Certificate” means a certificate in the form of Exhibit B, duly completed and signed by an authorized officer of the Borrower.
     “Credit Agreement (non-electrical operations)” means that certain Credit Agreement, dated as of April 26, 2006 (as thereafter amended, modified, extended, renewed, replaced or refinanced from time to time) by and among the Borrower, the Banks thereunder, JPMorgan Chase Bank, N.A. as Syndication Agent, Wells Fargo bank, National Association as Documentation Agent, and U.S. Bank National Association, as agent for the Banks.
     “Daily Reset LIBOR Rate Loan” means a Loan bearing interest determined with reference to the LIBOR Rate that is reset on each New York Business Day, as described in Section 3.1(c).
     “Default” means any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.
     “EBIT” means, for any period of determination, the consolidated net income of the Borrower and its Subsidiaries before provision for income taxes, plus, to the extent subtracted in determining consolidated net income, Interest Expense, all as determined in accordance with GAAP, excluding (to the extent included): (a) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; and (b) similar non-operating losses during such period.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.
     “Event of Default” means any event described in Section 9.1.
     “Facility Fees” shall have the meaning set forth in Section 3.7.

     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or an successor thereto.
     “GAAP” means generally accepted accounting principles as applied in the preparation of the audited consolidated financial statement of the Borrower referred to in Section 6.5.
     “Indebtedness” means, without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, except trade accounts payable arising in the ordinary course of business, (d) any obligation as lessee under any Capitalized Lease; (e) all guaranties, endorsements and other contingent obligations in respect to Indebtedness of others; (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit; and (g) net liabilities under any interest rate swap, collar or other interest rate hedging agreement. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.
     “Interest and Dividend Coverage Ratio” means the ratio, calculated for each period of four consecutive fiscal quarters of the Borrower, of: (a) EBIT for such period; to (b) the sum for such period of (i) Interest Expense, plus (ii) dividends or interest on Preferred Stock.
     “Interest-bearing Debt” means, without duplication, all obligations of the Borrower or a Subsidiary on a consolidated basis: (a) in respect of borrowed money; (b) secured by a mortgage, pledge, security interest, lien or charge on the assets of the Borrower or a Subsidiary, whether the obligation secured is the obligation of the owner or another Person (provided that non-recourse obligations will only be taken into account up to the fair market value of the related property); (c) any obligation for the deferred purchase price of any property or services evidenced by a note, payment contract (other than an account payable arising in the ordinary course of business) or other instrument, (d) any obligation as lessee under any Capitalized Lease; (e) all guaranties and contingent or other legal obligations in respect to Interest-bearing Debt of other Persons, excluding ordinary course endorsements; (f) net liabilities under any interest rate swap, collar or other interest rate hedging agreement; and (g) undertakings or agreements to reimburse or indemnify issuers of letters of credit other than commercial letters of credit.
     “Interest Differential” is defined in Section 3.5.
     “Interest Expense means, for any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any

Indebtedness of the Borrower and its Subsidiaries, including in all cases interest expense determined in accordance with GAAP and (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings, and (c) net costs under any interest rate swap, collar or other interest rate hedging agreements, in each case determined in accordance with GAAP.
     “Investment” means the acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.
     “LIBOR Rate Loan” means a Loan bearing interest determined with reference to the LIBOR Rate, as described in Section 3.1(b).
     “Lien” means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).
     “Loan Documents” means this Agreement, the Note and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower or any guarantor or party granting security interests in connection with this Agreement, the Loans or any collateral for the Loans.
     “Loan Period” means the period commencing on the advance date of the applicable LIBOR Rate Loan and ending on the numerically corresponding day 1, 2, 3 or 6 months thereafter matching the interest rate term selected by Borrower; provided, however, (a) if any Loan Period would otherwise end on a day which is not a New York Banking Day, then the Loan Period shall end on the next succeeding New York Banking Day unless the next succeeding New York Banking Day falls in another calendar month, in which case the Loan Period shall end on the immediately preceding New York Banking Day; or (b) if any Loan Period begins on the last New York Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Loan Period), then the Loan Period shall end on the last New York Banking Day of the calendar month at the end of such Loan Period.
     “Loans” means the Loans made under Section 2.1.

     “Long Term Debt Rating” means the rating assigned by S&P and Moody’s to the long term, unsecured and unsubordinated indebtedness of the Borrower.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Money Markets” means one or more wholesale funding markets available to and selected by the Bank, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps or others.
     “New York Banking Day” means any Business Day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York and, with respect to LIBOR Rate Loans, a day on which dealings in Dollars may be carried on by the Bank in the interbank LIBOR market.
     “Note” means the promissory note of the Borrower described in Section 2.5, substantially in the form of Exhibit A, as such promissory note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory note.
     “Payment Date” means the Termination Date, plus (a) the last day of each Loan Period for each LIBOR Rate Loan and, if such Loan Period is in excess of three months after the first day of such Loan Period, and thereafter each day three months after each succeeding Payment Date;, and (b) the last day of each March, June, September and December of each year for each Prime Rate Loan and Daily Reset LIBOR Rate Loan and for any fees including, without limitation, Utilization Fees and Facility Fees.
     “PBGC” means the Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.
     “Permitted Divestitures” means sales of stock or assets, transfers of stock or assets, mergers resulting in divestiture of stock or assets or other divestitures of assets of the Borrower and Subsidiaries, which, in the aggregate for all such transactions after December 31, 2005, shall not result in the sale, transfer or other divestiture of stock or assets having a value in excess of 15% of the consolidated assets of the Borrower and its Subsidiaries at the time of determination.
     “Person” means any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
     “Plan” means an employee benefit plan or other plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.
     “Preferred Stock” means stock of the Borrower other than common stock.

     “Prime Rate” means the rate of interest from time to time announced by the Bank as its “prime rate.” For purposes of determining any interest rate which is based on the Prime Rate, such interest rate shall be adjusted each time that the prime rate changes.
     “Prime Rate Loan” means a Loan bearing interest determined with reference to the Prime Rate, as described in Section 3.1(a).
     “Related Party” means any Person (other than a Subsidiary): (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower, (b) which beneficially owns or holds 5% or more of the equity interest of the Borrower; or (c) 5% or more of the equity interest of which is beneficially owned or held by the Borrower or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.
     “Restricted Payments” means any expenditure by the Borrower or any Subsidiary for purchase, redemption or other acquisition for value of any shares of the Borrower’s or any Subsidiary’s stock, payment of any dividend thereon (other than stock dividends and dividends payable solely to the Borrower), any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any shares of the Borrower’s or any Subsidiary’s stock, or the setting aside of any funds for any such purpose (other than payment to, or on account of or for the benefit of, the Borrower only).
     “S&P” means Standard & Poor’s Ratings Group.
     “Senior Indebtedness Agreement” means any agreement, instrument or indenture governing senior unsecured Indebtedness of the Borrower (“Senior Indebtedness”).
     “Senior Indebtedness Prepayment Event” means the (a) occurrence of any event under any Senior Indebtedness Agreement that would require the Borrower to prepay, or offer to prepay, any Senior Indebtedness prior to its stated maturity, (b) occurrence of any event under any Senior Indebtedness Agreement that would give the holder of Senior Indebtedness any right to put such Senior Indebtedness to the Borrower or require the Borrower to repurchase or redeem such Senior Indebtedness in each case prior to its stated maturity, or (c) voluntary offer by the Borrower to prepay or purchase Senior Indebtedness prior to its stated maturity to remain in compliance with any covenant or agreement of a Senior Indebtedness Agreement. Senior Indebtedness Prepayment Events shall include, without limitation, any Transfer of Utility Assets Put Event or Debt Prepayment Application under the Note Purchase Agreement.
     “Subsidiary” means any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.
     “Termination Date” means the earliest of (a) September 1, 2007, (b) the date on which the Commitment is terminated pursuant to Section 9.2 hereof or (c) the date on which the Commitment is reduced to zero pursuant to Section 4.3 hereof.
     “Total Capitalization” means as of any date of determination, the sum of (a) the amounts set forth on the consolidated balance sheet of the Borrower as the sum of the common stocks, preferred stock, additional paid-in capital and retained earnings of the Borrower (excluding treasury stock); plus (b) the principal amount of Interest-bearing Debt of the Borrower and the Subsidiaries.
     “Utilization Fees” is defined in Section 3.6.
     Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in Articles VII and VIII hereof) shall be made in accordance with GAAP consistently applied. Any reference to “consolidated” financial terms shall be deemed to refer to those financial terms as applied to the Borrower and its Subsidiaries in accordance with GAAP.
     Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding.”
     Section 1.4 Other Definitional Terms. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.
ARTICLE II TERMS OF LENDING
     Section 2.1 The Commitment. Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrower herein, the Bank agrees to make loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower from time to time from the date hereof until the

Termination Date, during which period the Borrower may repay and reborrow in accordance with the provisions hereof, provided, that the aggregate unpaid principal amount of the Loans shall not exceed the Commitment.
     Section 2.2 Loan Options. The Loans shall be constituted of LIBOR Rate Loans, Prime Rate Loans or Daily Reset LIBOR Rate Loans, as shall be selected by the Borrower, except as otherwise provided herein. Any combination of types of such Loans may be outstanding at the same time, except that the total number of outstanding LIBOR Rate Loans shall not exceed eight (8) at any one time.
     Section 2.3 Borrowing Procedures.
(a) Request by Borrower. Any request by the Borrower for a Loan shall be in writing, or by telephone promptly confirmed in writing, and must be given so as to be received by the Bank not later than:
(i) 1:00 p.m., Minneapolis time, the Business Day of the requested Loan, if the Loan shall be comprised of Prime Rate Loans or Daily Reset LIBOR Rate Loans; or
(ii) 12:00 noon, Minneapolis time, two Business Days prior to the date of the requested Loans, if the Loans shall be, or shall include, a LIBOR Rate Loan.
Each request for a Loan shall specify (1) the borrowing date (which shall be a Business Day), (2) the amount of such Loan and the type or types of Loans comprising such Loan, and (3) if such Loan shall include LIBOR Rate Loans, the initial Loan Periods for such Loans.
     Section 2.4 Continuation or Conversion of Loans. The Borrower may elect to (i) continue any outstanding LIBOR Rate Loan from one Loan Period into a subsequent Loan Period to begin on the last day of the earlier Loan Period, or (ii) convert any outstanding Loan into another type of Loan (on the last day of a Loan Period only, in the instance of a LIBOR Rate Loan), by giving the Bank notice in writing, or by telephone promptly confirmed in writing, given so as to be received by the Bank not later than:
(a) 1:00 p.m., Minneapolis time, the Business Day prior of the requested continuation or conversion, if the continuing or converted Loan shall be a Prime Rate Loan or a Daily Reset LIBOR Rate Loan; or
(b) 12:00 noon, Minneapolis time, two Business days prior to the date of the requested continuation or conversion, if the continuing or converted Loan shall be a LIBOR Rate Loan.

Each notice of continuation or conversion of a Loan shall specify (i) the effective date of the continuation or conversion date (which shall be a Business Day), (ii) the amount and the type or types of Loans following such continuation or conversion (subject to the limitation on amount set forth in Section 2.2), and (iii) for continuation as, or conversion into, LIBOR Rate Loans, the Loan Periods for such Loans.
     Section 2.5 The Note. The Loans shall be evidenced by a promissory note in the amount of the Bank’s Commitment originally in effect and dated as of the date of this Agreement. The Bank shall enter in its records the amount of each Loan, the rate of interest borne by each Loan and the payments made on the each Loan, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.
     Section 2.6 Purpose of the Loans. The Loans shall be used to support electrical generation operations of the Borrower, and shall not be used for non-electrical operations of the Borrower and its Subsidiaries.
ARTICLE III INTEREST AND FEES
     Section 3.1 Interest. Interest on the Loans shall accrue at one of the following per annum rates selected by Borrower:
(a) upon notice to the Bank, the Applicable Margin for Prime Rate Loans plus the Prime Rate announced by Bank from time to time, as and when such rate changes;
(b) upon a minimum of two New York Banking Days prior notice, the Applicable Margin for LIBOR Rate Loans plus the 1, 2, 3 or 6 month LIBOR rate quoted by the Bank from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two New York Banking Days prior to commencement of the Loan), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation; or
(c) upon notice to the Bank, the Applicable Margin for LIBOR Rate Loans plus the one-month LIBOR rate quoted by the Bank from Telerate Page 3750 or any successor thereto, which shall be the one-month LIBOR rate in effect and reset each New York banking Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation.
     Section 3.2 Interest After Maturity. Any amount of the Loans not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full at a rate per annum equal to the greater of (i) 2.00% in excess of the rate applicable to the unpaid principal amount immediately before it became due, or (ii) 2.00% in excess of the Prime Rate in effect from time to time.

     Section 3.3 Failure to Select Rate Option. In the event Borrower does not timely select another interest rate option at least two New York Banking Days before the end of the Loan Period for a LIBOR Rate Loan, the Bank may at any time after the end of the Loan Period convert the LIBOR Rate Loan to a Daily Floating LIBOR Rate Loan, but until such conversion, the funds advanced under the LIBOR Rate Loan shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Rate Loan prior to the end of the Loan Period.
     Section 3.4 Limitations on LIBOR Rate Loans; Bank’s Records. No LIBOR Rate Loan may extend beyond the Termination Date. In any event, if the Loan Period for a LIBOR Rate Loan should happen to extend beyond the Termination Date, such loan must be prepaid on the Termination Date. Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error. Each LIBOR Rate Loan shall be in a minimum principal amount of $100,000. Prime Rate Loans and Daily Reset LIBOR Rate Loans may be in any amount requested by the Borrower.
     Section 3.5 Prepayment. If a LIBOR Rate Loan is prepaid prior to the end of the Loan Period for such LIBOR Rate Loan, whether voluntarily or because prepayment is required due to the Loans maturing or due to acceleration of the Loans upon default or otherwise, Borrower agrees to pay all of Bank’s costs, expenses and Interest Differential (as determined by Bank) incurred as a result of such prepayment. The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by Bank resulting from prepayment, calculated as the difference between the amount of interest Bank would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Loan ) had prepayment not occurred and the interest Bank will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, Borrower agrees that the Interest Differential shall not be discounted to its present value. Any prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire principal balance of such loan.
     Section 3.6 Utilization Fees. At any time that the outstanding Loans equals or exceeds 50% of the total Commitment outstanding, the Borrower shall pay fees (the “Utilization Fees”) to the Bank in an amount determined by applying 0.10% per annum to an amount equal to the excess of the outstanding Loans over 50% of the total Commitment.
     Section 3.7 Facility Fee. The Borrower shall pay fees (the “Facility Fees”) to the Bank in an amount determined by applying the Applicable Facility Fee Rate per annum to the average daily amount of the Commitment (whether used or unused) of the Bank for the period from the date hereof to the Termination Date.
     Section 3.8 Computation. Interest, Utilization Fees and Facility Fees shall be computed on the basis of actual days elapsed and a year of 360 days.

     Section 3.9 Payment Dates. Accrued interest under Section 3.1(a), (b) and (c), Utilization and Facility Fees shall be payable on the applicable Payment Dates. Accrued interest under Section 3.2 shall be payable on demand.
ARTICLE IV PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION
OF THE CREDIT AND SETOFF
     Section 4.1 Repayment. Principal of the Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.
     Section 4.2 Optional Prepayments. The Borrower may, upon at least three (3) Business Days’ prior written or telephonic notice received by the Bank, prepay the Loans, in whole or in part, at any time subject to the provisions of Section 3.5, without any other premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment of a LIBOR Rate Loan shall be in an amount of $100,000 or an integral multiple thereof.
     Section 4.3 Optional Reduction or Termination of Commitment. The Borrower may, at any time, upon no less than 2 Business Days prior written or telephonic notice received by the Bank, reduce the Commitment, with any such reduction in a minimum amount of $500,000 or an integral multiple thereof. Upon any reduction in the Commitment pursuant to this Section, the Borrower shall pay to the Bank the amount, if any, by which the aggregate unpaid principal amount of outstanding Loans exceeds the Commitment as so reduced. Amounts so paid cannot be reborrowed. The Borrower may, at any time, upon not less than 2 Business Days prior written notice to the Bank, terminate the Commitment in its entirety. Upon termination of the Commitment pursuant to this Section, the Borrower shall pay to the Bank the full amount of all outstanding Loans, all accrued and unpaid interest thereon, all unpaid Utilization and Facility Fees accrued to the date of such termination and all other unpaid obligations of the Borrower to the Bank hereunder. All payment described in this Section is subject to the provisions of Section 3.5.
     Section 4.4 Payments. Payments and prepayments of principal of, and interest on, the Note and all fees, expenses and other obligations under the Loan Documents shall be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Minneapolis time, on the dates due at the main office of the Bank in Minneapolis, Minnesota. Funds received on any day after such time shall be deemed to have been received on the next Business Day. Subject to the definition of the term “Loan Period”, whenever any payment to be made hereunder or on the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees. The Bank is authorized to debit the operating account of the Borrower designated by the Borrower for such purpose from time to time for all payments when due hereunder (provided that if such account shall not have sufficient available funds to pay interest when due, the Borrower shall pay such interest in immediately available funds).
Section 4.5 Senior Indebtedness Prepayment Event.
(a) If a Senior Indebtedness Prepayment Event shall occur, the Borrower shall offer to reduce the Commitment hereunder in Ratable Portion not later than the date of prepayment, purchase or redemption of the relevant Senior Indebtedness, by written notice given to the Bank not later than any notice required under the relevant Senior Indebtedness Agreement. The Bank shall elect whether to require such a reduction of the Commitment hereunder.
(b) If such a reduction of the Commitment shall be so required, it will become effective upon the prepayment, purchase or redemption by the Borrower of the relevant Indebtedness under the relevant Senior Indebtedness Agreement. Upon such reduction, if the Loans outstanding shall exceed the Commitment as so reduced, the Borrower shall pay any Loans. Failure by the Borrower to so pay the Loans shall constitute an Event of Default under Section 9.1(a) hereof.
(c) For such purpose, a “Ratable Portion” shall mean a fraction the numerator of which is equal to the amount of the prepayment, purchase or redemption of the relevant Senior Indebtedness that the Borrower is required to make or offer to make, and the denominator of which is the aggregate principal amount of such Senior Indebtedness outstanding. In the instance of a Transfer of Utility Assets Put Event under the Note Purchase Agreement, the Ratable Portion shall be 100%.
ARTICLE V CONDITIONS PRECEDENT
     Section 5.1 Conditions of Initial Loan. The obligation of the Bank to make the initial Loan hereunder shall be subject to the satisfaction of the conditions precedent, in addition to the applicable conditions precedent set forth in Section 5.2 below, that the Bank shall have received all of the following, in form and substance satisfactory to the Bank, each duly executed and certified or dated as of the date of this Agreement or such other date as is satisfactory to the Bank:
(a) The Note executed by a duly authorized officer (or officers) of the Borrower.
(b) A certificate or certificates of the Secretary or an Assistant Secretary of the Borrower, attesting to and attaching (i) a copy of the corporate resolution of the Borrower authorizing the execution, delivery and performance of the Loan Documents, (ii) an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute the Loan Documents, (iii) a copy of any amendments to the Articles or Certificate of Incorporation or By-Laws of the Borrower

since the date of the certified copy delivered to U.S. Bank in connection with the Credit Agreement (non-electrical operations).
(c) An opinion of counsel to the Borrower, addressed to the Bank, in substantially the form of Exhibit D.
(d) Payment of a one-time closing fee in the amount of $25,000, and payment of all fees and reimbursements payable hereunder and thereunder.
     Section 5.2 Conditions Precedent to all Loans. The obligation of the Bank to make any Loan hereunder (including the initial Loan) shall be subject to the satisfaction of the following conditions precedent (and any request for a Loan shall be deemed a representation by the Borrower that the following are satisfied):
(a) Before and after giving effect to such Loan, the representation and warranties contained in Article VI shall be true and correct, as though made on the date of such Loan; and
(b) Before and after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing.
ARTICLE VI REPRESENTATIONS AND WARRANTIES
     To induce the Bank to enter into this Agreement, to grant the Commitment and to make Loans hereunder, the Borrower represents and warrants to the Bank:
     Section 6.1 Organization, Standing, Etc. The Borrower is a corporations duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its businesses as now conducted, to enter into the Loan Documents and to perform its obligations under the Loan Documents. The Borrower is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, and failure to so qualify or remain in good standing would constitute an Adverse Event.
     Section 6.2 Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

     Section 6.3 No Conflict; No Default. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation or by-laws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower, which in any such case under this subsection (c) would constitute an Adverse Event. The Borrower is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute an Adverse Event. No Default or Event of Default has occurred and is continuing.
     Section 6.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents, provided, however, the Borrower is required to make an annual filing of its Capital Structure with the Minnesota Public Utilities Commission, and such Commission may thereafter issue orders approving or disapproving of the Borrower’s capital structure.
     Section 6.5 Financial Statements and Condition. The Borrower’s audited consolidated financial statements as at December 31, 2005, as heretofore furnished to the Bank, have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of the Borrower and the Subsidiaries as at such dates and the results of their operations for the fiscal year then ended. As of the dates of such consolidated financial statements, the Borrower had no any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such consolidated financial statements or in the notes thereto. Since December 31, 2005, no Adverse Event has occurred.
     Section 6.6 Litigation and Contingent Liabilities. Except as described in Schedule 6.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower, could constitute an Adverse Event. Except as described in Schedule 6.6, the Borrower has no contingent liabilities which are material to the Borrower.
     Section 6.7 Compliance. The Borrower is in material compliance with all statutes and governmental rules and regulations applicable to it.

     Section 6.8 Environmental, Health and Safety Laws. To the best of the Borrower’s knowledge after due inquiry, there does not exist any violation by the Borrower of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or which would require a material expenditure by the Borrower to cure. The Borrower has not received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action could constitute an Adverse Event.
     Section 6.9 ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The current value of the Plans’ benefits guaranteed under Title IV or ERISA does not exceed the current value of the Plans’ assets allocable to such benefits.
     Section 6.10 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Board of Governors of the Federal Reserve System.
     Section 6.11 Ownership of Property; Liens. The Borrower has good and marketable title to its real properties and good and sufficient title to its other properties, including all properties and assets referred to as owned by the Borrower in the audited consolidated financial statement of the Borrower referred to in Section 6.5 (other than property disposed of since the date of such financial statement in the ordinary course of business). None of the properties, revenues or assets of the Borrower is subject to a Lien, except for (a) Liens disclosed in the consolidated financial statements referred to in Section 6.5, (b) Liens listed on Schedule 6.11, or (c) Liens allowed under Section 8.8.
     Section 6.12 Taxes. The Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate.
     Section 6.13 Trademarks, Patents. The Borrower possesses or has the right, by way of ownership or license, to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.
     Section 6.14 Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.
     Section 6.15 Senior Debt. The Loans are senior unsecured Indebtedness of the Borrower, and are pari passu and of equal rank and seniority with all senior unsecured Indebtedness of the Borrower.
ARTICLE VII AFFIRMATIVE COVENANTS
     From the date of this Agreement and thereafter until the Commitment is terminated or expire and the Loans and all other liabilities of the Borrower to the Bank hereunder and under the Note have been paid in full, unless the Bank shall otherwise expressly agree in writing the Borrower will do all of the following:
     Section 7.1 Financial Statements and Reports. Furnish to the Bank:
(a) As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the annual audit report of the Borrower and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank, together with any related management letters.
(b) As soon as available and in any event within 45 days after the end of each quarter of each fiscal year, a copy of the unaudited financial statement of the Borrower and its subsidiaries prepared in the same manner as the audit report referred to in Section 7.1(a), signed by the Borrower’s chief financial officer, consisting of at least consolidated statements of income and cash flow for the Borrower and the Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrower as at the end of such quarter.

(c) Together with the consolidated financial statements furnished by the Borrower under Sections 7.1(a) and 7.1(b), a Compliance Certificate signed by the chief financial officer of the Borrower, which shall (i) confirm the Borrower’s Long Term Debt Rating; and (ii) confirm either that as at the date of each such financial statement there did not exist any Default or Event of Default or, that a Default or Event of Default existed, in which case it shall specify the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.
(d) Immediately upon becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.
(e) Immediately upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event (other than a Reportable Event for which the reporting requirements have been waived by PBGC regulations) or any “prohibited transaction” (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.
(f) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower’s shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.
(g) Copies of any order issued by the Minnesota Public Utilities Commission regarding the Borrower’s capital structure.
(h) Immediately upon becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which is material to the Borrower and its Subsidiaries as a consolidated enterprise, and the steps being taken by the Person(s) affected by such proceeding.
(i) Immediately upon becoming aware of the occurrence thereof, notice of any violation as to any environmental matter by the Borrower and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower which are material to the operations of the Borrower, or (ii) which will or threatens to impose a material liability on the Borrower to any Person or which will require a material expenditure by the Borrower to cure any alleged problem or violation.

(j) From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as any Bank may reasonably request.
     Section 7.2 Corporate Existence. Maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary.
     Section 7.3 Insurance. Maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.
     Section 7.4 Payment of Taxes and Claims. File all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower’s books in accordance with GAAP.
     Section 7.5 Inspection. Permit any Person designated by any Bank to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Bank may designate. So long as no Event of Default exists, the expenses of the Bank for such visits, inspections and examinations shall be at the expense of the Bank, but any such visits, inspections, and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.
     Section 7.6 Maintenance of Properties. Maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
     Section 7.7 Books and Records. Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

     Section 7.8 Compliance. Comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.
     Section 7.9 ERISA. Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code.
     Section 7.10 Environmental Matters. Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise constitute or result in an Adverse Event.
     Section 7.11 Failure to Approve Capital Structure. If the Minnesota Public Utilities Commission or any other governmental authority of appropriate jurisdiction shall issue an order finally determining not to approve, or finally disapproving of, this Agreement, the Borrower will terminate the Commitment and repay the Loans within thirty (30) days after such order becoming final (or within such shorter period as such order shall provide for such termination and repayment).
     Section 7.12 Senior Debt. Take all actions necessary to assure that the Loans are senior unsecured Indebtedness of the Borrower, and are and remain pari passu and of equal rank and seniority with all senior unsecured Indebtedness of the Borrower (without limiting the obligation of the Borrower to deliver collateral under certain circumstances, as specifically provided herein).
     Section 7.13 Ratings Triggers. If documentation applicable to any Indebtedness of the Borrower or any Subsidiary shall hereafter include a Ratings Trigger, the Borrower shall promptly notify the Bank of such Ratings Trigger. If any Ratings Trigger shall apply to the Borrower or any Subsidiary and if the Bank shall so request of the Borrower, the Borrower agrees to enter into an amendment to this Agreement to include a substantively similar Ratings Trigger in this Agreement. For such purpose, a “Ratings Trigger” shall mean any provision in any document applicable to any Indebtedness of the Borrower or any Subsidiary stating that if the Borrower or any Subsidiary shall not maintain a minimum debt rating by S&P, Moody’s or any other ratings agency: (i) the Borrower or such Subsidiary shall be deemed not to have complied with such document, (ii) a default or event of default or other acceleration event shall be deemed to have occurred under such document, or (iii) Indebtedness governed by such document shall be prepaid or the holder of such Indebtedness shall have the option to require such prepayment (whether immediately or with the giving of notice, passage of time or both).
ARTICLE VIII NEGATIVE COVENANTS
     From the date of this Agreement and thereafter until the Commitment is terminated or expire and the Loans and all other liabilities of the Borrower to the Bank hereunder and under the Note have been paid in full, unless the Bank shall otherwise expressly agree in writing the Borrower will not do any of the following:
     Section 8.1 Merger. Merge or consolidate or enter into any analogous reorganization or transaction with any Person; provided, however, any wholly-owned Subsidiary may be merged with or liquidated into the Borrower (if the Borrower is the surviving corporation) or any other wholly-owned Subsidiary, and the Borrower may enter Permitted Divestitures.
     Section 8.2 Sale of Assets. Sell, transfer, lease or otherwise convey all or any substantial part of its assets except for (a) sales and leases of inventory in the ordinary course of business, (b) sales or other transfers by a wholly-owned Subsidiary to the Borrower or another wholly-owned Subsidiary; and (c) Permitted Divestitures.
     Section 8.3 Plans. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $500,000.
     Section 8.4 Ownership of Stock. Take any action which would result in a decrease in the Borrower’s ownership interest in any Subsidiary (including, without limitation, decrease in the percentage of the shares of any class of stock owned), other than Permitted Divestitures.
     Section 8.5 Other Agreements. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Bank which would: (a) be violated or breached by the Borrower’s performance of its obligations under the Loan Documents, or (b) prohibit any Subsidiary of the Borrower from paying dividends or distributions on, or redeeming, acquiring or retiring for value, any shares of stock or other ownership interest that the Borrower holds in such Subsidiary.
     Section 8.6 Restricted Payments. Either: (a) make any Restricted Payment if any Default or Event of Default shall exist or shall result from the making of such Restricted Payment; or (b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay, acquire or retire for value, any Indebtedness of the Borrower or any Subsidiary that is subordinated in right of payment to the Loans (whether pursuant to its terms or by operation of law), except for regularly-scheduled payments of interest and principal (which shall not include payments contingently required upon occurrence of a change of control or other event) that are not otherwise prohibited hereunder or under the document or agreement stating the terms of such subordination.
     Section 8.7 Investments. Acquire for value, make, have or hold any Investments, except:

(a) Investments outstanding on the date hereof and listed on Schedule 8.7, and any increases or decreases in the value thereof or write-ups, write-downs or write-offs with respect to such Investments;
(b) Travel advances to officers and employees in the ordinary course of business;
(c) Investments in readily marketable direct obligations of the United States of America having maturities of one year or less from the date of acquisition;
(d) Certificates of deposit or bankers’ acceptances, each maturing within one year from the date of acquisition, issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital, surplus and undivided profits of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Bank;
(e) Commercial paper maturing within 270 days from the date of issuance and given the highest rating by a nationally recognized rating service;
(f) Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America;
(g) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;
(h) Share of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business;
(i) Investments outstanding on the date hereof in Subsidiaries by the Borrower and other Subsidiaries, Investments by the Borrower or other Subsidiaries in Persons that will be Subsidiaries upon completion of such Investments;
(j) Investments not otherwise permitted hereunder which shall not exceed (based on total consideration paid by the Borrower and any Subsidiary): (i) $10,000,000 for any single Investment or series of related Investments in any Person not engaged in one or more of the Borrower’s and Subsidiaries’ present lines of business, or (ii) $20,000,000 for any single Investment or series of related Investments in any Person that is engaged in one or more of the Borrower’s and Subsidiaries’ present lines of business, provided that consent of the Bank to such Investments in excess of such limit shall not be unreasonably withheld; and
(k) Any Subsidiary may make Investments constituting Loans to the Borrower and provided that no Default or Event of Default shall have occurred and continued, the Borrower and any Subsidiary may make Investments constituting loans to any Subsidiaries, provided, that such loans to any one Subsidiary shall not exceed $15,000,000 in aggregate principal amounts outstanding at any time.
     Section 8.8 Liens. Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except:
(a) Liens in connection with the acquisition of property by way of purchase money mortgage and security interests, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired;
(b) Liens existing on the date of this Agreement and disclosed on Schedule 6.11 hereto and Liens securing any extension, renewal, restatement or replacement of the credit facilities described on Schedule 6.11, provided, that Liens securing such extensions, renewals, restatements or replacement credit facilities shall not attach to materially different assets than the Liens disclosed on such Schedule 6.11 and shall not secure indebtedness exceeding the amount of credit facilities described on Schedule 6.11;
(c) Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower or a Subsidiary;
(d) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payments therefor shall not at the time be required to be made in accordance with the provisions of Section 7.4;
(e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.4;
(f) Deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business;
(g) Liens granted to secure obligations to any other holder of senior Indebtedness of the Borrower (including without limitation obligations to insurers of bond obligations of the Borrower), provided, that (i) such Liens were required to be granted pursuant to agreement and instruments entered into by the Borrower prior to the date of this Agreement, and (ii) the Bank is granted a pari passu Lien, not subordinate in priority (whether due to time of filing or otherwise) to such Lien attaching to either (x) the same assets and rights as the Lien in favor of such other holder of senior Indebtedness (in which case if the Bank shall so notify the Borrower, the holder of such senior Indebtedness shall enter into an inter-creditor agreement satisfactory to the Bank confirming such respective priorities of such Liens), or (y) other assets that are acceptable to the Banks in its sole discretion to secure all

Indebtedness and obligations of the Borrower hereunder, whether then existing or thereafter arising; and
(h) Liens not otherwise permitted by this Section securing Indebtedness not to exceed $2,000,000 in the aggregate at any time outstanding.
In no case shall Liens permitted under (c), (d) or (f) secure any Indebtedness for borrowed money or Indebtedness constituting obligations to issuers of letters of credit.
     Section 8.9 Contingent Liabilities. Either: (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person, except (in the case of (a) or (b) above) for (i) guaranty by the Borrower of loans to leveraged Employee Stock Ownership Plans; and (ii) other guaranties limited as to principal of recovery to not more than $10,000,000 in the aggregate.
     Section 8.10 Unconditional Purchase Obligations. Enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.
     Section 8.11 Transactions with Related Parties. Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms no less favorable to the Borrower than would obtain in a comparable arm’s-length transaction with a Person not a Related Party.
     Section 8.12 Use of Proceeds. Permit any proceeds of the Loans to be used for purposes other than general corporate purposes (including acquisitions, to the extent permitted hereunder) or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time, and furnish to any Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.
     Section 8.13 Interest-bearing Debt to Total Capitalization. Permit the ratio, as of the last day of any fiscal quarter of the Borrower, of (a) Interest-bearing Debt, to (b) Total Capitalization to be greater than 0.60 to 1.00.

     Section 8.14 Interest and Dividend Coverage Ratio. Permit the Interest and Dividend Coverage Ratio for any period of four consecutive fiscal quarters to be less than 1.50 to 1.00.
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES
     Section 9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:
(a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on the Note or any fee or other amount required to be made to the Bank pursuant to the Loan Documents;
(b) Any representation or warranty made or deemed to have been made by or on behalf of the Borrower by any of the Loan Documents or by or on behalf of the Borrower in any certificate, statement, report or other writing furnished by or on behalf of the Borrower to the Bank pursuant to the Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;
(c) The Borrower shall fail to comply with Section 7.2 hereof or any Section of Article VIII hereof;
(d) The Borrower shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 9.1) and such failure to comply shall continue for thirty (30) calendar days after notice thereof to the Borrower by the Bank;
(e) The Borrower shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or for a substantial part of the property thereof and shall not be discharged within 30 days;
(f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower, and, if instituted against the Borrower, shall have been consented to or acquiesced in by the Borrower, or shall remain undismissed for 30 days, or an order for relief shall have been entered against the Borrower, or the Borrower shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;
(g) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower and, if instituted against the Borrower, shall be consented to or acquiesced in by the

Borrower or shall remain for 30 days undismissed, or the Borrower shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;
(h) A judgment or judgments for the payment of money in excess of the sum of $1,000,000 in the aggregate shall be rendered against the Borrower, and the Borrower shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;
(i) The institution by the Borrower or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of $1,000,000, or the institution by the PBGC of steps to terminate any Plan;
(j) The maturity of any Indebtedness of the Borrower (other than Indebtedness under this Agreement) in the aggregate in excess of $5,000,000 shall be accelerated, or the Borrower shall fail to pay any such Indebtedness (in excess of such amount) when due or, in the case of such Indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness (in excess of such amount) or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor;
(k) An Event of Default shall occur under the Credit Agreement (non-electrical operations); or
(l) Any Person, or group of Persons acting in concert, that owned less than 5% of the shares of any voting class of stock of the Borrower shall have acquired more than 25% of the shares of such voting stock.
     Section 9.2 Remedies. If (a) any Event of Default described in Sections 9.1(e), (f) or (g) shall occur with respect to the Borrower, the Commitment shall automatically terminate and the outstanding unpaid principal balance of the Note, the accrued interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Bank may take any or all of the following actions: (i) declare the Commitment terminated, whereupon the Commitment shall terminate, (ii) declare that the outstanding unpaid principal balance of the Note, the accrued and unpaid interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents to be forthwith due and payable, whereupon the Note, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Note to the contrary notwithstanding, (iii) exercise all rights and remedies under any other instrument, document or agreement between the Borrower and the Bank, and (iv) enforce all rights and remedies under any applicable law.
     Section 9.3 Security Agreement in Accounts and Setoff. As additional security for the payment of all of the Obligations, the Borrower grants to the Bank and each holder of a Note a security interest in, a lien on, and an express contractual right to set off against, each deposit account and all deposit account balances, cash and any other property of the Borrower now or hereafter maintained with, or in the possession of, the Bank or such other holder of a Note. Upon the occurrence of any Event of Default, upon written direction by the Bank to such effect, the Bank and each such holder of a Note may: (a) refuse to allow withdrawals from any such deposit account; (b) apply the amount of such deposit account balances and the other assets of the Borrower described above to the Obligations; and (c) offset any other obligation of the Bank or such holder of a Note against the Obligations; all whether or not the Obligations are then due or have been accelerated and all without any advance or contemporaneous notice or demand of any kind to the Borrower, such notice and demand being expressly waived.
ARTICLE X MISCELLANEOUS
     Section 10.1 No Waiver and Amendment. No failure on the part of the Bank or the holder of the Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Bank hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Borrower not required hereunder or under the Note shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Bank or the holder of the Note to any other or further action in any circumstances without notice or demand.
     Section 10.2 Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     Section 10.4 Costs, Expenses and Taxes; Indemnification.

(a) The Borrower agrees, whether or not any Loan is made hereunder, to pay on demand: (i) all costs and expenses of the Bank (including the reasonable fees and expenses of counsel and paralegals for such persons who may be employees of such persons) incurred in connection with the preparation, execution and delivery of the Loan Documents and the preparation, negotiation and execution of any and all amendments to each thereof, and (ii) all costs and expenses of the Bank incurred after the occurrence of an Event of Default in connection with the enforcement of the Loan Documents. The Borrower agrees to pay, and hold the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents. The Borrower agrees to indemnify and hold the Bank harmless from any loss or expense which may arise or be created by the acceptance in good faith by the Bank of telephonic or other instructions for making Loans or disbursing the proceeds thereof.
(b) The Borrower agrees to defend, protect, indemnify, and hold harmless the Bank and its officers, directors, employees and agents (each an “Indemnified Person” and, collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel to such Indemnified Persons in connection with any investigative, administrative or judicial proceeding, whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, the capitalization of the Borrower, the Commitment, the making of, management of and participation in the Loans or the use or intended use of the proceeds of the Loans, provided that the Borrower shall have no obligation under this Section 10.4(b) to an Indemnified Person with respect to any of the foregoing to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise.
(c) The obligations of the Borrower under this Section 10.4 shall survive any termination of this Agreement.
     Section 10.5 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Bank under Article II hereof shall be deemed to have been given only when received by the Bank.
     Section 10.6 Successors. This Agreement shall be binding upon the Borrower, the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Bank and the successors and assigns of the Bank. The Borrower shall not assign its rights or duties hereunder without the written consent of the Bank.
     Section 10.7 Severability. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 10.8 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries.
     Section 10.9 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.
     Section 10.10 Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.
     Section 10.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.
     Section 10.12 Governing Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.
     Section 10.13 Consent to Jurisdiction. AT THE OPTION OF THE BANK, THIS AGREEMENT AND THE NOTE MAY BE ENFORCED IN ANY FEDERAL COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION

OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANK AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
     Section 10.14 Waiver of Jury Trial. THE BORROWER AND THE BANK EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
(signature pages follows)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.

OTTER TAIL CORPORATION, dba
Otter TAIL POWER COMPANY

By:	/s/ Kevin G. Moug

Kevin G. Moug
Title:	Chief Financial Officer

P.O. Box 496
Fergus Falls, MN 56538-0496
Attention: Mr. Kevin G. Moug
Chief Financial Officer
Telephone: (701) 451-3562
Fax: (701) 232-4108
Signature Page 1
to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Delton Steel

Title:	Vice President

505 Second Avenue North
Mail Code EP-ND-0630
Fargo, ND 58102
Attention: Mr. Delton Steele
Vice President
Telephone: (701) 280-3553
Fax: (701) 280-3580
Signature Page 2
to Credit Agreement

EXHIBITS

Exhibit	Contents
A	Note

B	Compliance Certificate

C	Form of Legal Opinion

D	Assignment and Assumption

Schedules

6.6	Litigation (Section 6.6) Contingent Liabilities (Section 6.6)

6.11	Existing Liens (Sections 6.11 and 8.8)

8.7	Investments (Section 8.7)

EXHIBIT A-1
PROMISSORY NOTE

$25,000,000	Minneapolis, Minnesota: September 1, 2006
     FOR VALUE RECEIVED, the undersigned OTTER TAIL CORPORATION, dba OTTER TAIL POWER COMPANY, a Minnesota corporation (the “Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Bank”), on the Termination Date, or other due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of TWENTY FIVE MILLION DOLLARS ($25,000,000), or if less, the then aggregate unpaid principal amount of the Loans (as such terms are defined in the Credit Agreement) as may be borrowed by the Borrower from the Bank under the Credit Agreement. All Loans and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.
     The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit Agreement. Accrued interest shall be payable on the dates specified in the Credit Agreement.
     All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of the Bank, at 800 Nicollet Mall, Minneapolis, Minnesota 55402, or at such other place as may be designated by the Bank to the Borrower in writing.
     This Note is the Note referred to in, and evidences indebtedness incurred under, a Credit Agreement dated as of September 1, 2006 (herein, as it may be amended, modified or supplemented from time to time, called the “Credit Agreement”) between the Borrower and the Bank, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.
     All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.
     This Note is made under and governed by the internal laws of the State of Minnesota.

OTTER TAIL CORPORATION, dba
OTTER TAIL POWER COMPANY

By:	/s/ Kevin G. Moug

Title:	Chief Financial Officer

Exhibit B
Compliance Certificate
                    , 20
U.S. Bank National Association
505 Second Avenue North
EP-ND-0630
Fargo, ND 58102
Attention: Delton Steele
                    Vice President
Ladies/Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of September 1, 2006 (as amended from time to time, the “Credit Agreement”), between OTTER TAIL CORPORATION, dba OTTER TAIL POWER COMPANY (the “Borrower”) and U.S. BANK NATIONAL ASSOCIATION (the “Bank”). Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.
     As required pursuant to Section 7.1(d) of the Credit Agreement, the Borrower hereby certifies that as of                     , 20___, the following is true, correct and accurate in all respects:
     1. The consolidated financial statements submitted herewith are fairly presented in all material respects.
     2. No Default and no Event of Default, has occurred and continued.
     3. All representations and warranties of the Borrower contained in Article VI of the Credit Agreement are true and correct, as though made on such date;
     4. The Borrower’s Long Term Debt Rating is:

Standard & Poor’s:

Moody’s:	.
     5. Covenant compliance is demonstrated as follows:
     Section 8.13 Interest-bearing Debt to Total Capitalization.

Interest-bearing Debt:	$

to:

Total Capitalization:	$
(Required: not greater than 0.60 to 1.00).

     Section 8.14 Interest and Dividend Coverage Ratio. For the four-quarter period ending on the date of the enclosed consolidated financial statements:

EBIT:	$

to:

sum of
Interest Expense:	$
Dividends on Preferred Stock:	$
$

Ratio: ___ to 1.00
(Required: not less than 1.50 to 1.00).

OTTER TAIL CORPORATION , dba
OTTER TAIL POWER COMPANY

By:

Title:

[chief financial officer]

Exhibit C
Opinion of Counsel
                    , 2006
U.S. Bank National Association
505 Second Avenue North
Mail Code EP-ND-0630
Fargo, ND 58102
Attention: Mr. Delton Steele
                    Vice President
Ladies and Gentlemen:
     I have acted as counsel to Otter Tail Corporation, a Minnesota corporation (the “Company”), in connection with the transactions contemplated by that certain Credit Agreement, dated as of September 1, 2006, entered into between the Company and U.S. Bank National Association (the “Credit Agreement”). This opinion is being delivered to you pursuant to Section 5.1(e) of the Credit Agreement. Capitalized terms used herein, except as otherwise specifically defined herein, are used with the same meaning as defined in the Credit Agreement.
     In connection with this opinion, I have examined the following documents:
          (a) The Articles or Certificate of Incorporation of the Company;
          (b) The Bylaws of the Company;
          (c) Resolutions of the Board of Directors of the Company;
          (d) An executed copy of the Credit Agreement; and
          (e) An executed copy of the Note.
     I also have examined such other documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.
     In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures (other than the signatures of officers of the Company) and the conformity to authentic originals of all documents submitted to me as copies. I also have assumed the legal capacity for all purposes relevant hereto of all natural persons (other than officers of the Company) and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinion, I have relied upon representations and certificates of officers and other employees of the Company (known by me to have authority to make such representations and certifications on behalf of the Company) and certificates of public officials.
     Based on the foregoing, I am of the opinion that:
     (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and each is duly qualified and in good standing as a foreign corporation in all other jurisdictions in which its respective present operations or properties require such qualification, except where failure so to qualify or to be in good standing would not constitute an Adverse Event.
     (ii) The Company has full corporate power and authority to (a) own and operate its properties and assets and carry on its business as presently conducted, as described in the Company’s Annual Report or Form 10-K for the year ended December 31, 2005, and (b) enter into and perform its obligations under the Loan Documents to which it is a party.
     (iii) The execution and delivery of the Loan Documents, the borrowing by the Company under the Credit Agreement and the performance by the Company of its obligations under the Loan Documents to which it is a party have been duly authorized by all necessary corporate action, and the Loan Documents have been duly executed and delivered on behalf of the Company and the Loan Documents have been duly executed and delivered on behalf of the Company, as applicable and constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms.
     (iv) There is no provision in (a) the Company’s Articles or Certificate of Incorporation or Bylaws, (b) any indenture, mortgage, contract or agreement to which the Company is a party or by which the Company or its properties are bound, (c) any law, statute, rule or regulation or (c) any writ, order or decision of any court or governmental instrumentality binding on the Company which would be contravened by the execution, delivery or performance by the Company of the Loan Documents to which it is a party, except in the case of clauses (b) and (d) for any such contravention which would not constitute an Adverse Event.
     (v) There are no actions, suits or proceedings pending or, to the best of my knowledge, threatened against the Company before any court or arbitrator or by or before any administrative agency or government authority, which, if adversely determined, could reasonably be expected to constitute an Adverse Event.
     The opinions expressed above are limited to the laws of the States of Minnesota and the federal laws of the United States and I express no opinion as to the laws of any other jurisdiction.
     The foregoing opinions are being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without my prior written consent.

Very truly yours,

George A. Koeck
General Counsel and Corporate Secretary

Schedule 6.6
Litigation (Section 6.6)
Contingent Liabilities (Section 6.6)
NONE

Schedule 6.11
Existing Liens (Sections 6.11 and 8.8)
     1. Varistar Corporation (“Varistar”) and its Subsidiaries have pledged their respective shares or membership interests in the following subsidiaries to U.S. Bank National Association:
1. BTD MANUFACTURING, INC.
2. DMI INDUSTRIES, INC.
3. NORTHERN PIPE PRODUCTS, INC.
4. AERIAL CONTRACTORS, INC.
5. MOORHEAD ELECTRIC, INC.
6. E.W. WYLIE CORPORATION
7. T.O. PLASTICS, INC.
8. DMS HEALTH TECHNOLOGIES, INC.
9. DMS IMAGING, INC.
10. DMS LEASING, INC.
11. VINYLTECH CORPORATION
2. Pledges of such shares and membership interests secure the following indebtedness:
(a) $1,210,000 Term Note issued by the Guarantor to U.S Bank National Association (not as Agent under the Credit Agreement, but individually, called “USB”);
(b) $750,000 Facility for issuance of letters of credit by USB for the account of the Guarantor or its Subsidiaries;
(c) $450,000 facility for issuance of letters of credit by USB for the account of the Guarantor or its Subsidiaries;
(d) Letters of Credit with face amounts of up to $12,215,205, which have been, or may hereafter be, issued by U.S. Bank National Association for the account of DMI Industries, Inc., a Subsidiary of the Guarantor; and
3. The following debt is also secured by collateral:
(a) $103,000 term loan by USB to DMI Industries, Inc. secured by certain real property and related assets; and
(b) $61,000 term loan by USB to DMI Industries, Inc., secured by certain real property and related assets.

Schedule 8.7
Investments (Section 8.7)
Investments as of June 30, 2006

6/30/2006
Investment in Affordable Housing (OTC)	$2,531,515
Investment in Loan Pools (OTP)	525,237
Investment in Otter Tail Ag (OTP)	500,000
Investment — Moorhead State Lighting (OTESCO)	635,392
Investment — Bank of Butterfield Bond Fund (OTAL)	1,711,836
Investment — Bank of Butterfield Reserve Fund (OTAL)	1,459,183
Note Receivable — SMI — Aviva	200,000
Note Receivable — DMS	—
CoBank (St Paul Bank for Coop’s)	431,678
Other Miscellaneous	137,531

TOTAL	$8,132,372